ELECTION FORM

This Election Form is being delivered in connection with the Agreement and Plan of Merger, dated as of October 24, 2011 (the “Merger Agreement”), among Anderen Financial, Inc. (“AFI”), Anderen Bank, and 1st United Bancorp, Inc. (“Bancorp”). It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. The Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus (the “Proxy Statement”). The undersigned acknowledges receipt of the Proxy Statement.

ELECTION OPTIONS (MARK ONLY ONE BOX)

☐	ALL CASH ELECTION: Exchange all shares of AFI common stock for cash, subject to proration;
☐	ALL STOCK ELECTION: Exchange all shares of AFI common stock for shares of Bancorp common stock, plus cash in lieu of any fractional shares of Bancorp common stock, subject to proration; or
☐

MIXED ELECTION: Exchange fifty percent of all shares of AFI common stock for shares of Bancorp common stock and fifty percent of all shares of AFI common stock for cash, plus cash in lieu of any fractional shares of Bancorp common stock.

THE ELECTION DEADLINE IS FEBRUARY 15, 2012 AT 10:00 A.M. EST

IMPORTANT: IF YOU DO NOT SELECT AN OPTION OR SELECT MORE THAN ONE OPTION, YOUR SHARES SHALL BE DESIGNATED NON-ELECTION SHARES. IF YOU FAIL TO RETURN THIS ELECTION FORM BY THE DEADLINE THEN YOUR SHARES SHALL BE DESIGNATED NON- ELECTION SHARES. IF YOUR SHARES ARE DESIGNATED AS NON-ELECTION SHARES, YOU WILL BE DEEMED TO HAVE MADE A MIXED ELECTION.

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for exchange.

Mail or deliver this Election Form, or a facsimile to:

John R. Warren

President

Anderen Financial, Inc.

3450 East Lake Road

Palm Harbor, Florida 34685

(727) 771-4670

DO NOT MAIL YOUR AFI COMMON STOCK CERTIFICATES WITH THIS ELECTION FORM. AFTER THE MERGER IS COMPLETED, YOU WILL BE SENT WRITTEN INSTRUCTIONS EXPLAINING HOW TO EXCHANGE YOUR AFI COMMON STOCK CERTIFICATES FOR BANCORP COMMON STOCK CERTIFICATES AND, IF APPLICABLE, THE CASH PORTION OF THE MERGER CONSIDERATION.

PLEASE SIGN HERE:

Signature of Owner	Signature of Owner

UNLESS EXTENDED, THE RIGHT TO MAKE AN ELECTION WILL EXPIRE AT 10:00 A.M., EASTERN TIME, ON FEBRUARY 15, 2012.

Dear Shareholder:

On October 24, 2011, Anderen Financial, Inc. (“AFI”) and Anderen Bank entered into an agreement and plan of merger (the “Merger Agreement”) with 1st United Bancorp, Inc. (“Bancorp”), pursuant to which AFI will merge with and into Bancorp, with Bancorp continuing as the surviving entity (the “Merger”).

Pursuant to the terms of the Merger Agreement, which are more fully explained in the accompanying proxy statement/prospectus (the “Proxy Statement”), AFI shareholders have the following election options with respect to the consideration to be received, in each case subject to the proration and allocation procedures set forth in the Merger Agreement:

1.	Exchange all shares of AFI common stock for cash, subject to proration, without interest (the “Cash Consideration”);
2.

Exchange all shares of AFI common stock for shares of Bancorp common stock, subject to proration. No fractional shares will be issued, and AFI shareholders will receive a cash payment, without interest, in lieu of fractional shares (the “Stock Consideration”); or

3.

Exchange all shares of AFI common stock for a combination of cash and Bancorp common stock. AFI shareholders may elect to exchange fifty percent of their AFI common stock for cash and fifty percent of their AFI common stock for shares of Bancorp common stock. No fractional shares will be issued, and AFI shareholders will receive a cash payment, without interest, in lieu of fractional shares (the “Mixed Consieration”).

If no election option or more than one election option is chosen, or if you do not return the Election Form by the Election Deadline (as defined below) (a “Non-Election”), you will not have the opportunity to specify the type of consideration you wish to receive. As a result, your shares of AFI common stock will be exchanged for the Mixed Consideration.

You are entitled to make an election with respect to your shares of AFI common stock even if you vote against the Merger. However, any election form submitted by an AFI shareholder that seeks to exercise dissenters’ rights will be of no force and effect. If any dissenting shareholder ceases to be a dissenting shareholder, but does not submit a valid election form prior to the deadline, then such shareholder shall be deemed to have made a Non-Election.

You should also carefully read the Proxy Statement accompanying this Election Form.

To make an election to receive Cash Consideration, Stock Consideration, or Mixed Consideration, please complete the Election Form and mail these items to AFI. Unless extended, the Election Form must be received by AFI no later than 10:00 A.M., Eastern time, on February 15, 2012  (the “Election Deadline”). If for any reason the Election Deadline is extended, Bancorp will inform you by issuance of a press release or the filing with the Securities and Exchange Commission (the “SEC”) of a Current Report on Form 8-K indicating the revised Election Deadline. You will not have the opportunity to specify the type of Merger consideration you wish to receive if your Election Form is not received prior to the Election Deadline. You bear the risk of proper delivery of your Election Form. Following the completion of the Merger, if you failed to validly elect to receive Cash Consideration, Stock Consideration or Mixed Consideration, your AFI shares will be exchanged for Mixed Consideration. Questions concerning the Election Form should be directed to Anderen Financial, Inc. at (727) 771-4655 or in writing to 3450 East Lake Road, Palm Harbor, Florida 34685.

Please read the enclosed materials and, if you would like to make a valid election to receive the Merger consideration, complete and return your Election Form to ensure that your election is properly received and recorded prior to the Election Deadline.

This communication is not a solicitation of a proxy from any shareholder of AFI. Bancorp has filed with the SEC a registration statement on Form S-4 of which the Proxy Statement that was mailed to AFI shareholders is a part. Bancorp and AFI may file other relevant documents concerning the Merger. We urge AFI shareholders to read the Proxy Statement and any other relevant documents to be filed with the SEC because they contain important information. Investors may obtain these documents free of charge at the SEC’s website, www.sec.gov, or by contacting Anderen Financial, Inc. at (727) 771-4655 or in writing to 3450 East Lake Road, Palm Harbor, Florida 34685.